Exhibit 12.1
                                                                       3/3/2004


                            MISSISSIPPI POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 2003


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

                                                        -----------------------------------------------------------------
                                                           1999          2000         2001          2002          2003
                                                           ----          ----         ----          ----          ----
                                                        ------------------------Thousands of Dollars---------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
   Earnings  Before Income Taxes                        $ 90,939      $ 91,457      $106,391      $120,905      $120,827
  Interest expense, net of amounts capitalized            27,969        28,101        23,568        18,650        14,369
  Distributions on preferred securities of subsidiary      2,712         2,712         2,712         3,016         2,520
      AFUDC - Debt funds                                       0             0             0             0             0
                                                        ---------     ---------     ---------     ---------     ---------
         Earnings as defined                            $121,620      $122,270      $132,671      $142,571      $137,716
                                                        =========     =========     =========     =========     =========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                         $ 20,455      $ 24,595      $ 18,187      $ 14,318      $ 10,117
   Interest on affiliated loans                                0             0         1,002           206            55
   Interest on interim  obligations                        2,750         2,450         1,518             0             0
   Amort of debt disc, premium  and expense, net           1,432         1,313           954         1,021         1,178
   Other interest  charges                                 3,332          (257)        1,907         3,105         3,019
  Distributions on preferred securities of subsidiary      2,712         2,712         2,712         3,016         2,520
                                                        ---------     ---------     ---------     ---------     ---------
         Fixed charges as defined                       $ 30,681      $ 30,813      $ 26,280      $ 21,666      $ 16,889
                                                        =========     =========     =========     =========     =========



RATIO OF EARNINGS TO FIXED CHARGES                         3.96          3.97          5.05          6.58          8.15
                                                           =====         =====         =====         =====         ====

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